EX-35.2
(logo) MIDLAND    (logo) PNC
       LOAN              REAL ESTATE
       SERVICES

OFFICER CERTIFICATE

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Commercial Mortgage Pass-Through Certificates
Series 2012-CIBX

March 1, 2013

Pursuant to the requirements of that certain Subservicing Agreement (the "Agreement"), it is hereby certified that on behalf of PNC Bank, National Association d/b/a Midland Loan Services as successor by merger to Midland Loan Services, Inc. (the "Servicer"),

(i) a review of the Servicer's activities during the calendar year 2012 (the "Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision;
(ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and

Nature and Status of Failures: None.

PNC BANK, NATIONAL ASSOCATION
d/ba MIDLAND LOAN SERVICES


/s/ Steven W. Smith
Steven W. Smith
Executive Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard  Overland Park, Kansas 66210
800-327-8083
www.pnc.com/midland